Exhibit 99(i)




FOR IMMEDIATE RELEASE                          CONTACT:  Melissa Young
                                                          612-951-0773
                                      melissa.young@corp.honeywell.com


               HONEYWELL PLEASED WITH FEDERAL APPEALS COURT RULING
                  LITTON PATENT CASE REMANDED TO DISTRICT COURT

     MINNEAPOLIS, APRIL 8, 1998 - Honeywell Inc. said it is very pleased with yesterday's decision by the Court of Appeals for the Federal Circuit to return the LITTON SYSTEMS INC. V. HONEYWELL INC. patent and business interference case back to the district court for further proceedings.  The case relates to mirror technology for ring laser gyroscopes used in navigation systems for commercial aircraft.

     `The Federal Circuit vacated jury findings on patent infringement and state torts and also made certain infringement rulings favorable to Honeywell.  We believe the case is now much better positioned for us to show Litton's improper attempts to recover in court what it gave up in the Patent Office nine years ago,' said Edward D. Grayson, Honeywell vice president and general counsel.

`This ruling does not conclude the matter, and Litton may even seek further appellate review before the case returns to the trial court.  We are optimistic that when the case is finally concluded there will be a favorable result for

Honeywell.'


     Honeywell is a global controls company focused on creating value through technology that enhances comfort, improves productivity, saves energy, protects the environment and increases safety. The company services customers worldwide in the homes and building, industrial, and aviation and space markets. Honeywell employs 57,500 people in 95 countries, and had 1997 sales of $8 billion.